UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

SolarWinds, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

83416B109

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Partners IV, L.P. 52-2269503

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* PN

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Partners IV (Co-Investors), L.P. 52-2269509

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* PN

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Partners (Cayman) IV, L.P. 90-0183706

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* PN

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Partners IV (Fund B), L.P. 52-2269507

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* PN

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Associates IV, L.L.C. 37-1417641

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* OO

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Partners V, L.P. 56-2511040

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* PN

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Partners V (Employee Co-Investors), L.P. 42-1671585

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* PN

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Partners (Cayman) V, L.P. 56-2511041

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* PN

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Partners V Coinvestment Fund, L.P. 56-2511039

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* PN

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Venture Associates V, L.L.C. 83-0427715

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* OO

Issuer:  SolarWinds Inc.

CUSIP No. 83416B109		13G

1	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Insight Holdings Group, LLC 35-2158588

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ N/A

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person* OO

Issuer:  SolarWinds Inc.

CUSIP No.: 83416B109	13G

This Amendment No. 2 to Schedule 13G amends and restates in its entirety the Schedule 13G (the “Initial Schedule 13G”) filed by Insight Holdings Group, LLC, Insight Venture Associates IV, L.L.C., the Insight IV Funds (as defined below), Insight Venture Associates V, L.L.C. and the Insight V Funds (as defined below) with the Securities and Exchange Commission with respect to the Common Stock, par value $0.001 per share (the “Common Stock”) of SolarWinds, Inc. (the “Company”) on November 2, 2009, as  amended by Amendment No. 1 to the Initial Schedule 13G filed on February 16, 2010.

Item 1(a):	Name of Issuer: SolarWinds, Inc.
Item 1(b):	Address of Issuer’s Principal Executive Offices: 3711 South MoPac Expressway Building Two Austin, Texas 78746

Item 2(a):

Name of Person Filing:
This Amendment No. 2 to Schedule 13G is filed by Insight Venture Partners IV, L.P., Insight Venture Partners IV (Fund B), L.P., Insight Venture Partners IV (Co-Investors), L.P. and Insight Venture Partners (Cayman) IV, L.P. (collectively, the “Insight IV Funds”) and Insight Venture Partners V, L.P., Insight Venture Partners V Coinvestment Fund, L.P., Insight Venture Partners V (Employee Co-Investors), L.P. and Insight Venture Partners (Cayman) V, L.P. (collectively, the “Insight V Funds” and together with the Insight IV Funds, the “Insight Funds”). The general partner of each of the Insight IV Funds is Insight Venture Associates IV, L.L.C. (“Insight Associates IV”). The general partner of each of the Insight V Funds is Insight Venture Associates V, L.L.C. (“Insight Associates V”). The managing member of Insight Associates IV and Insight Associates V is Insight Holdings Group, LLC (“Insight Holdings”). Insight Holdings may be deemed to beneficially own the Common Stock held by each of the Insight Funds by virtue of its control over Insight Associates IV and Insight Associates V. Insight Associates IV may be deemed to beneficially own the Common Stock held by the Insight IV Funds by virtue of its control over the Insight IV Funds. Insight Associates V may be deemed to beneficially own the Common Stock held by the Insight V Funds by virtue of its control over the Insight V Funds. The foregoing is not an admission by Insight Holdings, Insight Associates IV or Insight Associates V that it is the beneficial owner of any Common Stock held by the Insight Funds, nor is it an admission by any of the Insight Funds that it is the beneficial owner of the Common Stock held by the other Insight Funds. Insight Holdings, Insight Associates IV, Insight Associates V and the Insight Funds are sometimes collectively referred to herein as the “Reporting Persons.”

Item 2(b):	Address of Principal Business Office or, if none, Residence: The address of the principal business office of the Reporting Persons is 680 Fifth Avenue, 8th Floor, New York, New York 10019.
Item 2(c):

Citizenship
Insight Venture Partners IV, L.P. is a Delaware limited partnership, Insight Venture Partners IV (Co-Investors), L.P. is a Delaware limited partnership, Insight Venture Partners (Cayman) IV, L.P. is a Cayman Islands limited partnership, Insight Venture Partners IV (Fund B), L.P. is a Delaware limited partnership, Insight Associates IV is a Delaware limited liability company, Insight Venture Partners V, L.P. is a Delaware limited partnership, Insight Venture Partners V (Employee Co-investors), L.P. is a Delaware limited partnership, Insight Venture Partners (Cayman) V, L.P. is a Cayman Islands limited partnership, Insight Venture Partners V Coinvestment Fund, L.P. is a Delaware limited partnership, Insight Associates V is a Delaware limited liability company and Insight Holdings is a Delaware limited liability company.

Item 2(d):	Title of Class of Securities: Common Stock, par value $0.001 per share
Item 2(e):	CUSIP Number 83416B109

Item 3:	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
a.	☐	Broker or dealer registered under Section 15 of the Act,
b.	☐	Bank as defined in Section 3(a)(6) of the Act,
c.	☐	Insurance company as defined in section 3(a)(19) of the Act,
d.	☐	Investment company registered under Section 8 of the Investment Company Act of 1940,
e.	☐	Investment adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),
f.	☐	Employee benefit plan or endowment fund in accordance with 13d-1 (b)(1)(ii)(F),
g.	☐	Parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
h.	☐	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,
i.	☐	Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,
j.	☐	Group, in accordance with Rule 13d–1(b)(1)(ii)(j).

Issuer:  SolarWinds Inc.

CUSIP No.: 83416B109	13G

Item 4:	Ownership:
A. Insight Venture Partners IV, L.P.
	(a)	Amount beneficially owned: 0
(b)

Percent of class:

0.0%. The percentages used herein are calculated based upon a total of 69,872,425 shares of Common Stock issued and outstanding as of October 29, 2010, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.

	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 0
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 0

B. Insight Venture Partners IV (Co-Investors), L.P.
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 0

Issuer:  SolarWinds Inc.

CUSIP No.: 83416B109	13G

C. Insight Venture Partners (Cayman) IV, L.P.
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 0

D. Insight Venture Partners IV (Fund B), L.P.
(a)	Amount beneficially owned: 0
(b)	Percent of class: Less than 0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 0

E. Insight Venture Associates IV, L.L.C.
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 0

F. Insight Venture Partners V, L.P.
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 0

Issuer:  SolarWinds Inc.

CUSIP No.: 83416B109	13G

G. Insight Venture Partners V (Employee Co-Investors), L.P.
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iv)	Sole power to dispose or direct the disposition: 0
	(v)	Shared power to dispose or direct the disposition: 0

H. Insight Venture Partners (Cayman) V, L.P.
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 0

I. Insight Venture Partners V Coinvestment Fund, L.P.
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 0

J. Insight Venture Associates V, L.L.C.
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 0

Issuer:  SolarWinds Inc.

CUSIP No.: 83416B109	13G

K. Insight Holdings Group, LLC
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%.
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 0
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 0

Item 5:	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☒

Item 6:	Ownership of More than Five Percent on Behalf of Another Person:
N/A

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8:	Identification and Classification of Members of the Group:

The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among the Reporting Persons to file jointly is attached as Exhibit 99.1 to the Initial Schedule 13G. Each of the Reporting Persons disclaims beneficial ownership of all of the shares of Common Stock, other than those reported herein as being owned by it.

Item 9:	Notice of Dissolution of Group:
N/A

Issuer:  SolarWinds Inc.

CUSIP No.: 83416B109	13G

Item 10:	Certification:
N/A

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INSIGHT VENTURE PARTNERS IV, L.P.

By:	Insight Venture Associates IV, L.L.C., its general
partner

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

By:	Insight Venture Associates IV, L.L.C., its general partner

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

By:	Insight Venture Associates IV, L.L.C., its general partner

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

By:	Insight Venture Associates IV, L.L.C., its general partner

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

Issuer:  SolarWinds Inc.

CUSIP No.: 83416B109	13G

INSIGHT VENTURE ASSOCIATES IV, L.L.C.

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT VENTURE PARTNERS V, L.P.

By:	Insight Venture Associates V, L.L.C., its general partner

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT VENTURE PARTNERS V (EMPLOYEE CO-INVESTORS), L.P.

By:	Insight Venture Associates V, L.L.C., its general partner

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT VENTURE PARTNERS (CAYMAN) V, L.P.

By:	Insight Venture Associates V, L.L.C., its general partner

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT VENTURE PARTNERS V COINVESTMENT FUND, L.P.

By:	Insight Venture Associates V, L.L.C., its general partner

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

Issuer:  SolarWinds Inc.

CUSIP No.: 83416B109	13G

INSIGHT VENTURE ASSOCIATES V, L.L.C.

By:	Insight Holdings Group, LLC, its managing member

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT HOLDINGS GROUP, LLC

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member